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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported) January 24, 2002
                         Commission File Number 0-23155

                                 TRIMERIS, INC.
                           (Exact name of registrant)


             Delaware                                   56-1808663
    (State of organization)              (I.R.S. Employer Identification Number)


          3518 Westgate Drive, Suite 300, Durham, North Carolina 27707
             (Address of principal executive offices and zip code)

                                 (919) 419-6050
                         (Registrant's telephone Number)

================================================================================

ITEM 5.  OTHER EVENTS

The Company is hereby filing the following information regarding its business:

                                    BUSINESS

         We are engaged in the discovery and development of a new class of antiviral drug treatments called fusion inhibitors. Fusion inhibitors impair viral fusion, a complex process by which viruses attach to and penetrate host cells. If a virus cannot enter a host cell, the virus cannot replicate. By inhibiting the fusion process of particular types of viruses, our drug candidates under development offer a novel mechanism of action with the potential to treat many serious viral diseases.

         We are a development stage company that has sustained operating losses since our inception, and we expect these losses to continue. As of September 30, 2001, our accumulated deficit since beginning our operations in January 1993, was approximately $167.4 million. We have invested a significant portion of our time and financial resources in the development of T-20, our lead drug candidate. If we are unable to commercialize T-20, our business will be significantly harmed. In addition, we are engaged in segments of the biopharmaceutical industry that are intensely competitive and change rapidly.

                               Our Drug Candidates

         Our most advanced drug candidates, T-20 and T-1249, are for the treatment of human immunodeficiency virus - type I, or HIV. T-20 is our first generation fusion inhibitor which prevents HIV from entering and infecting cells. T-1249 is our second generation fusion inhibitor for the HIV virus. T-1249 is in an earlier stage of development than T-20 but is part of the same class of drug treatments, fusion inhibitors. The history of HIV treatment has demonstrated that the existence of multiple drugs within a drug treatment class allows for a variety of drug combinations and may help improve patient treatment. We believe that multiple types of anti-HIV fusion inhibitors may enhance HIV therapy by providing an even broader range of treatment options than a single fusion inhibitor would allow.

         Human pharmaceutical products, including our drug candidates, are subject to lengthy and rigorous preclinical testing and clinical trials and other extensive, costly and time-consuming procedures mandated by the United States Food and Drug Administration, or FDA, and foreign regulatory authorities. Clinical trials involve testing investigational drugs on healthy volunteers or on infected patients under the supervision of a qualified principal investigator. These trials typically are conducted in three sequential phases, although the phases may overlap with one another.

         . Phase I clinical trials involve giving an investigational drug to a small group of healthy human subjects or, more rarely, to a group of selected patients with a targeted disease or disorder. The goal of Phase I clinical trials is typically to test for safety. This includes testing for dose tolerance and analyzing how the drug behaves in the body, including analyzing absorption, metabolism, excretion, clinical pharmacokinetics, or the amount of drug present in a patient's bloodstream, and biodistribution, or how a drug is distributed in tissues and organs.

         . Phase II clinical trials involve a small sample of the actual intended patient population and seek to assess the effectiveness of the drug for the specific targeted indications, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects.

         . Phase III clinical trials are initiated to establish further clinical safety and effectiveness of the investigational drug in a broader sample of the general patient population at geographically dispersed study sites in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for all labeling for promotion and use.

         The results of the research and development, manufacturing analysis, preclinical testing, clinical trials and related information are submitted to the FDA in the form of a New Drug Application, or NDA, for approval of the marketing and shipment of the drug.

         T-20. To date, we have tested T-20 in more than 1,000 patients, with the longest duration of treatment exceeding approximately two years. These studies suggest that T-20 is well-tolerated and has potent antiviral activity, as demonstrated in the TRI-003 trial by a maximum reduction of approximately 40-fold in the number of copies of the HIV virus present in the patient's bloodstream after 14 days of dosing with T-20. A 40-fold reduction means that the number of copies of the HIV virus circulating in the patient's bloodstream was reduced by 97.5%, or to 2.5% of the original number. The most common adverse event reported in our clinical trials of T-20 has been mild to moderate local skin irritations at the site of injection, or injection site reactions.

         We currently have two ongoing Phase III clinical trials, T20-301 and T20-302, and one ongoing Phase II clinical trial, T20-208, evaluating T-20, for which we have not yet collected clinically relevant data. We plan to commence additional Phase II and/or Phase III trials for T-20 throughout 2002. T-20 has received "fast track" designation by the FDA for the treatment of HIV. Fast track designation is granted to products that may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life-threatening disease, and this designation is intended to expedite the drug development process.

         In February 2001, we presented 16-week interim data from T20-206, a 71 patient, dose comparison Phase II trial for T-20. Patients in T20-206 were randomly separated into four treatment groups, with the control group receiving a potent, or very strong, background regimen consisting of four different, currently-approved anti-HIV drugs - abacavir, amprenavir, efavirenz and ritonavir. The conventional approach to treating HIV, as represented by these four drugs, has been to lower viral loads, or the amount of HIV virus present in the bloodstream, by using drugs that inhibit the viral enzymes necessary for HIV to replicate. We designed T20-206 so that patients may receive these other currently approved drugs, in what is commonly referred to as a background regimen, in addition to T-20. The remaining three treatment groups are receiving various dosage levels of T-20 by twice daily injections under the skin, along with the background regimen. At 16 weeks, the median reduction of viral load in the patient's blood from the viral load at the beginning of the trial, commonly referred to as baseline viral load, for all patients across the three T-20 treatment groups was 99.9%, compared to a median reduction of 99.3% for the control group.

         In December 2001, we presented data from T20-204, a 12-patient pediatric Phase I/II trial for T-20. In T20-204, 12 pediatric patients were randomly assigned to two treatment groups to receive T-20 at different dosage levels in combination with a background regimen of other anti-HIV drugs. At 24 weeks, this trial showed that T-20 was well-tolerated by children and that children receiving the highest dose experienced a ten-fold reduction in viral load from baseline viral load. A ten-fold reduction in viral load from baseline viral load means that the number of copies of the HIV virus circulating in the patient's bloodstream was reduced by 90%, to one-tenth of the original number.

         In June 2001, we completed enrolling patients in a multi-center Phase III clinical trial, T20-301, in North America, Mexico and Brazil. T20-301 is a 48 week study which enrolled approximately 500 HIV-infected patients with a planned interim analysis at 24 weeks. In this trial, patients are randomly assigned to receive either T-20 plus an optimized background regimen of anti-HIV drugs, or an optimized regimen of anti-HIV drugs without T-20. For each patient, the optimized regimen is a combination of other anti-HIV drugs individually determined for that patient based on the genotypic and phenotypic analysis of the HIV virus in that patient's blood. A genotypic resistance analysis involves examination of the genetic sequence of the strains of virus present in the sample. A phenotypic resistance analysis involves an assessment of the ability of a drug to block infection caused by strains of a virus grown in culture. T-20 is being administered by twice daily injections under the skin, delivering 90 milligrams of T-20 each, using the formulation tested in our ongoing Phase II trial, T20-208. In T20-208, analysis of the highest dose group indicated that a patient received a delivered dose of 90 milligrams of T-20 per dose. In August 2001, we completed enrolling patients in T20-302, a multi-center Phase III clinical trial with a protocol, or trial design, similar to T20-301. This trial enrolled approximately 500 HIV-infected patients in Western Europe and Australia. Data from the 24-week interim analysis of these trials is currently expected to be available during the first half of 2002. Based upon data from the 24-week interim analysis of these trials, we currently expect to file an NDA for T-20 with the FDA during the second half of 2002.

         T-1249. Our second generation fusion inhibitor for HIV is T-1249. T-1249 has demonstrated potent, or strong, HIV suppression in culture, commonly referred to as in vitro, and is highly active against a wide range of HIV strains in vitro, including strains resistant to T-20. HIV is prone to genetic mutations that produce strains of HIV that are resistant to currently-approved anti-HIV therapies. Resistance occurs because viruses make trillions of copies of themselves and some copies will contain mutations in their genetic material. Mutations that confer a selective advantage, such as drug resistance, will enable mutant viruses to replicate even in the presence of an active drug. As a result, these mutants, while initially found in low frequency, can become the predominant strain in an infected patient undergoing drug therapy and can be transmitted to other individuals. Generally, an HIV virus that is resistant to one drug within a drug treatment class is likely to become resistant to the entire drug treatment class, a phenomenon known as cross-resistance. Attempts to reestablish suppression of HIV viral load by substituting different anti-HIV combinations from the same drug treatment class often fail because of cross-resistance. Studies suggest that currently, 10% to 20% of newly-infected HIV patients are infected with a strain of HIV that is resistant to at least one currently-approved anti-HIV drug.

         Despite the fact that T-20 and T-1249 are members of the same class of fusion inhibitors and have a similar mechanism of action, T-1249 appears to have a different resistance profile than T-20, meaning that types of viruses that have demonstrated the ability to become resistant to T-20 have not demonstrated the ability to become resistant to T-1249. In addition, T-1249 has enhanced pharmacokinetic properties compared to T-20, which means T-1249 is expected to remain at higher levels in the bloodstream compared to T-20. We believe that this should permit T-1249 to be administered only once daily. T-1249 has also received "fast track" designation by the FDA for the treatment of HIV.

         In February 2001, we presented two week interim data from T1249-101, an ongoing Phase I/II trial of T-1249 administered alone and not in combination with any other anti-HIV drugs. This trial evaluates the safety and preliminary antiviral activity of T-1249 in 72 HIV-infected adults, substantially all of whom had previously received other anti-HIV drugs. Data from this trial suggest that T-1249 was well-tolerated over the 14-day period and produced dose-related decreases in HIV viral load. As a result of this data, we have amended the trial design to continue this trial at increasing doses of T-1249.

         Analysis of this data also suggests that a daily dose of T-1249, and not prior anti-HIV treatment experience, was the only variable that was associated with the viral load reduction among treatment-experienced patients. The most common adverse event reported in our clinical trial of T-1249 has been mild to moderate local skin irritations at the site of injection, or injection site reactions. In addition, two serious adverse events were reported in this clinical trial of T-1249, a hypersensitivity reaction and a low white blood cell count, or neutropenia. We are unable to determine whether T-1249 caused some of these side effects because there were no patients in our trial for comparison who did not receive T-1249.

                                 Roche Agreement

         We have entered into an agreement with F. Hoffmann-La Roche Ltd., or Roche, to develop and market T-20 and T-1249 worldwide. Our agreement with Roche grants them an exclusive, worldwide license for T-20 and T-1249 and certain other compounds. Roche may terminate its license as a whole or for a particular country or countries in its sole discretion with advance notice. We will share development expenses and profits for T-20 and T-1249 in the United States and Canada equally with Roche. Outside of these two countries, Roche will fund all development costs and pay us royalties on net sales of T-20 and T-1249 for a specified term. In addition, Roche has agreed to pay us up to $68 million in upfront and milestone payments, of which we have received $12 million as of the date of this Form 8-K.

         We have also entered into a research agreement with Roche to discover, develop and commercialize anti-HIV fusion inhibitor peptides. We will share equally the worldwide research, development and commercialization expenses and profits from the worldwide sales of anti-HIV fusion inhibitor peptides discovered after July 1, 1999. Our agreement with Roche grants them an exclusive, worldwide license for these peptides. Either party may terminate the agreement as a whole or for a particular drug, country or countries in its sole discretion with advance notice. The agreement expires in January 2003 and is renewable thereafter on an annual basis.

         We have transferred the manufacturing process for the amounts of T-20 required in our clinical trials to four third party contract manufacturers, including Roche. We have selected Roche's manufacturing facility to manufacture the quantities of bulk drug substance of T-20 we will need if we are successful in commercializing T-20, and we have selected a third party to produce the finished drug product from such bulk drug substance.

         We are also currently pursuing research programs to develop fusion inhibitors that target respiratory syncytial virus, commonly known as RSV.

                                  Recent Events

         In December 2001, we signed an agreement with ConjuChem, which for a certain period, provides us with the exclusive right to negotiate terms and conditions of a worldwide right and license to ConjuChem's Drug Affinity Complex (DAC(TM)) technology to create long lasting DAC(TM) compounds targeted for the treatment of HIV infection.

         In November 2001, we announced with Roche the beginning of site selection and patient enrollment in the United States for T20-305, an open-label study of T-20 in combination with oral anti-HIV drugs. We expect to conduct the study at various sites in North America, Europe, Brazil and Australia. This study, running in parallel with two ongoing, controlled Phase III clinical trials, will initially enroll a total of 450 adults around the world. The planned start of this study is the first quarter of 2002 and is contingent upon securing adequate drug supply.

         In August 2001, Kevin Tang, formerly a managing director and the head of Life Sciences research group at Deutsche Banc Alex. Brown, was elected to our board of directors.

         In August 2001, we entered into an agreement with Array BioPharma, Inc. to discover small molecule fusion inhibitors of HIV and RSV.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected. As a result, the market price of our common stock could decline, and you may lose all or part of your investment.

         We are a development stage company that has sustained operating losses since our inception, and we expect these losses to continue. We may never develop any drugs that achieve commercial viability.

         As of September 30, 2001, our accumulated deficit since beginning our operations in January 1993 was approximately $167.4 million. We had net losses of approximately $19.7 million in 1998, approximately $22.2 million in 1999, approximately $50.9 million in 2000 and approximately $45.2 million in the first nine months ended September 30, 2001. Since inception, we have spent our funds on our drug development efforts, relating primarily to the development of T-20 and T-1249. We expect that we will incur substantial losses for the foreseeable future and that these losses will increase significantly as we expand our research and development, preclinical testing, clinical trial and regulatory approval efforts and begin anticipated commercialization of T-20. We have not yet generated any revenues from product sales or royalties. We may not ever be able to generate any product revenues or royalties or become profitable if we do generate any revenues or royalties.

         If we cannot raise additional funds in the future, our ability to develop our drug candidates will suffer.

         Barring unforeseen developments, we anticipate that our existing capital resources will fund our capital requirements through the middle of 2002. Because we do not expect to have an approved and marketable drug generating revenues at that time, we will require substantial additional funds after that time. If we do not obtain such financing, we will be required to delay, scale back or eliminate some of our planned preclinical testing, clinical trials, research and development programs and pre-marketing activities. We anticipate that our expenditures will increase as a result of the ongoing costs of our Phase III clinical trials, which are generally larger and more expensive than the Phase I and Phase II clinical trials we have conducted to date, the anticipated preparation and submission of an NDA to the FDA following receipt of data from our Phase III clinical trials, and the costs of pre-marketing activities that will need to be undertaken in anticipation of the commercialization of T-20. During the year ended December 31, 2000, we used net cash of approximately $24.8 million for operations, including research and development, and net cash of approximately $52.2 million for investing activities. During the nine months ended September 30, 2001, we used net cash of approximately $46.1 million for operations, including research and development, and net cash of approximately $5.7 million for investing activities.

         We have financed our activities primarily through public offerings and private placements of our common stock and we expect to continue to rely primarily on sales of our equity securities to finance our activities for the foreseeable future. We may have difficulty raising funds by selling equity in the future. Our access to capital could be limited if we do not achieve continued progress in our research and development programs and our preclinical testing and clinical trials, and could be limited by overall market conditions. The public capital markets in which our common stock trades have been highly volatile and the general ability of companies to obtain additional equity financing, which was significantly more difficult in 2001 compared to 2000, is expected to remain difficult in 2002.

         Terrorists attacks such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other attacks or acts of war may adversely affect the markets on which our common stock trades, our drug candidates, our financial condition and our results of operations.

         On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks have caused major instability in the U.S. and other financial markets. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact. Leaders of the U.S. government have announced their intention to actively pursue and take military and other action against those behind the September 11, 2001 attacks and to initiate broader action against global terrorism. Armed hostilities or further acts of terrorism would cause further instability in financial markets and could directly impact our drug candidates, our financial condition and our results of operations.

         Any additional financing we obtain may result in dilution to our stockholders, restrictions on our operating flexibility, or the transfer of particular rights to technologies or drug candidates.

         Although we have no specific plans to raise additional funds at the current time, we may raise additional funds in the future through equity or debt financings. If we raise funds by selling equity, we may dilute our stockholders' interest in us. Any debt financings may contain restrictive terms that would limit our operating flexibility. Additionally or alternatively, we may have to obtain funds through arrangements with collaborative partners. These partners may require us to relinquish rights to our technologies or drug candidates. Any of these forms of financing could materially and adversely affect our business and financial condition.

         If we are unable to commercialize T-20, our lead drug candidate, our business will be materially harmed.

         We have invested a significant portion of our time and financial resources since our inception in the development of T-20. T-20 is our lead drug candidate and is our only drug candidate for which we have completed Phase II clinical trials and initiated Phase III clinical trials as of the date of this Form 8-K. Our other drug candidate in clinical trials, T-1249, is at an earlier stage of clinical trial development. We anticipate that for the foreseeable future, our ability to generate revenues and profits, if any, will depend solely on the successful commercialization of T-20. Commercialization of T-20 will require success in our clinical trials, regulatory approval and the ability to have sufficient commercial quantities of T-20 manufactured on a cost-effective basis with the requisite quality. We cannot assure you that we will be able to commercialize T-20 or any other drug candidate.

         If our clinical trials are delayed or achieve unfavorable results, we may never obtain regulatory approval for our drugs or generate any revenues.

         In order to obtain the regulatory approvals necessary to sell a drug candidate commercially, we must demonstrate to the FDA and other applicable United States and foreign regulatory authorities that the drug candidate is safe and effective for use in humans for each target indication. We attempt to demonstrate this through a lengthy and complex process of preclinical testing and clinical trials, which typically takes a number of years. Delays or unanticipated increases in costs of clinical development, or failure to obtain regulatory approval or market acceptance for any of our drug candidates, could materially and adversely affect our financial condition and operating results.

         We have not yet submitted any of our drug candidates to the FDA or any other regulatory authority for approval of commercialization. To date:

    .  we have completed initial preclinical testing of T-20 and T-1249;

    .  we have completed collecting clinically relevant data with respect to two
      Phase I/II clinical trials of T-20 and three Phase II clinical trials of T-20;
    .  we are continuing one Phase II clinical trial of T-20 from which we currently anticipate completing the collection of clinically relevant data in 2002;
    . we are continuing a Phase I/II clinical trial of T-1249, from which we have collected interim clinically relevant data and anticipate the collection of additional clinically relevant data in 2002; and
    . we have completed enrollment in two Phase III clinical trials for T-20, one in the United States and one internationally, and we currently anticipate collecting clinically relevant data from these clinical trials in the first half of 2002 sufficient to support submission of an NDA for T-20 to the FDA in the second half of 2002.

         Because these clinical trials to date have been limited to a relatively small number of patients, we cannot assure you that the results of these early clinical trials will support further clinical trials of T-20 or T-1249. We may not be able to demonstrate that potential drug candidates that appeared promising in preclinical testing and early clinical trials will be safe or effective in advanced clinical trials that involve larger numbers of patients. We also cannot assure you that the results of the clinical trials we have conducted and still intend to conduct will support our applications for regulatory approval. In particular, if the results of the Phase III trials we are currently conducting for T-20 do not demonstrate the safety and effectiveness of T-20 to the satisfaction of the FDA or foreign regulatory authorities, we will be unable to commercialize T-20. Even if we obtain regulatory approval for T-20, the results of these Phase III trials may indicate that T-20 is less safe or effective than expected, and any such approval may limit the indicated uses for which T-20 may be marketed.

         We may be required to redesign, delay or cancel our preclinical testing and clinical trials for some or all of the following reasons, any of which may adversely affect our results of operations:

     . unanticipated, adverse or ambiguous results from our preclinical testing or clinical trials;
     .   change in the focus of our collaborative partner, Roche;
     .   undesirable side effects that delay or extend the trials;
     . our inability to locate, recruit and qualify a sufficient number of patients for our trials;
     . difficulties in manufacturing sufficient quantities at the requisite quality of the particular drug candidate or any other components needed for our preclinical testing or clinical trials;
     .   regulatory delays or other regulatory actions;
     .   change in the focus of our development efforts; and
     .   reevaluation of our clinical development strategy.

         In addition, due to uncertainties inherent in the clinical development process, we may underestimate the costs and/or length of time associated with clinical development of T-20 or T-1249.

         If sufficient amounts of our drug candidates cannot be manufactured on a cost-effective basis or we cannot obtain the quantities of raw materials required to manufacture our drug candidates, our financial condition and results of operations will be materially and adversely affected.

         T-20 and T-1249 are peptide-based therapeutics, which are drug treatments made from long chains of proteins called peptides, which in turn are composed of molecular building blocks called amino acids. T-20 is a large peptide composed of a precise 36 amino acid sequence. Large peptides are difficult and expensive to manufacture because the process of creating commercial quantities of a large peptide is lengthy and complicated. For example, we believe that, using traditional peptide synthesis methods, the process of creating a commercial quantity of T-20 could take more than a year, although to our knowledge no one has attempted to create such a quantity of peptides using traditional peptide synthesis methods. The novel process we and our third-party manufacturers are currently using to manufacture T-20 and intend to use to manufacture T-1249 requires approximately five months to complete and is extremely complicated, requiring over 100 separate, precisely controlled chemical reactions. As a result of this novel and complex manufacturing process, we may encounter unexpected difficulties or expense in manufacturing T-20 and T-1249. We may not be able to manufacture T-20 or T-1249 on a large-scale or cost-effective basis, or develop an alternate, more efficient manufacturing method for T-20, T-1249 or any future peptide drug candidates. Commercial production of T-20 and T-1249 will also require raw materials, including highly specialized amino acids, in amounts substantially greater than those required at our current stage of development. We may not be able to obtain these materials in sufficient quantities, quality or on a cost-effective basis to support the commercial manufacture of T-20 or T-1249.

         In addition, the FDA must approve the facilities that will be used to manufacture commercial quantities of T-20 and T-1249 before commencement of commercial sales. Moreover, although we are in the process of developing alternate manufacturing plans in the event our intended manufacturing plan generates insufficient supplies of T-20 and T-1249, we do not have an alternate manufacturing plan in place at this time and it would take a significant amount of time to arrange for alternative sources of supply. We do not have insurance to cover any shortages or other problems in the manufacturing of our drug candidates. If we are unable to manufacture sufficient amounts of T-20 or T-1249 on a cost-effective basis, obtain the necessary quantities of raw materials or obtain the required FDA approvals, our financial condition and results of operations will be materially and adversely affected.

         If Roche does not meet its contractual obligations to us, our research and development efforts and the regulatory approval and commercialization of our drug candidates could be delayed or otherwise materially and adversely affected.

         As described in more detail in the section of this Form 8-K titled "Business," we have entered into an agreement with Roche to develop and market T-20 and T-1249 worldwide, manufacture clinical and commercial quantities of T-20 and help conduct our clinical trials of T-20 and T-1249. In addition to sharing with us the development expenses and profits for T-20 and T-1249 in the United States and Canada and paying us royalties on net sales of T-20 and T-1249 outside of those countries, Roche has agreed to pay us up to $68 million in upfront and milestone payments, of which we have received $12 million as of the date of this Form 8-K. In addition, we have entered into a research agreement with Roche to discover, develop and commercialize anti-HIV fusion inhibitor peptides. Our reliance on Roche in connection with these activities poses a number of risks, including the following:

     . Roche has the right to terminate our development and license agreement, including its marketing provisions, or the research agreement, in each case as a whole or with respect to any particular country or countries, at any time and from time to time in its sole discretion, even though we have a joint management committee consisting of members of Roche and Trimeris that oversees the strategy for our collaboration and research;
     . Roche may not devote sufficient resources to the research, development or marketing of our drugs;
     . Roche may not devote sufficient resources to manufacture T-20 in commercial quantities on a cost-effective basis and with the requisite quality;
     . disagreements with Roche could lead to delays in or termination of the research, development or commercialization of our drugs, or result in litigation or arbitration;
     . Roche may choose to devote fewer resources to the research, development and marketing of our drugs than it does to drugs of its own development, or may choose to compete with us by seeking, on its own or in collaboration with our competitors, alternate means of developing drug therapies for the diseases we have targeted; and
     . disputes may arise in the future with respect to the ownership of rights to technology developed with Roche.

         If any of the foregoing occurs or if Roche otherwise fails to fulfill any of its obligations to us in accordance with our agreements, our research and development efforts and clinical trials, and the regulatory approval and commercialization of our drug candidates, could be delayed or otherwise materially and adversely affected.

         We also may rely from time to time on the services of other third parties in connection with our research and development and clinical trial activities, including contract research organizations, manufacturers who produce clinical amounts of our drug candidates, licensors, collaborators and others. The failure of any of these persons to perform their obligations as agreed may also delay and otherwise adversely affect our research and development, clinical trial activities and regulatory approval of our drug candidates.

         If we cannot maintain commercial manufacturing arrangements with third parties on acceptable terms, or if these third parties do not perform as agreed, the commercial development of our drug candidates could be delayed or otherwise materially and adversely affected.

         We have selected Roche to manufacture commercial quantities of the bulk drug substance of T-20 in the event that we successfully commercialize T-20, and together with Roche, we have selected another third party to produce the finished drug product from such bulk drug substance. The manufacture of pharmaceutical products requires significant expertise and capital investment. Third-party manufacturers of pharmaceutical products often encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, shortage of qualified personnel, compliance with FDA regulations, production costs, and development of advanced manufacturing techniques and process controls. Our third-party manufacturers, including Roche, may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce and market our drug candidates. The number of third-party manufacturers with the expertise and facilities to manufacture bulk drug substance of T-20 on a commercial scale, using the manufacturing method described above, is extremely limited. We also intend to have additional third-party manufacturers produce the finished drug product from the bulk drug substance of T-20, by employing a process involving lyophilization, or freeze-drying. A limited number of third-party manufacturers have the capability to produce a finished drug product on a commercial scale through a process involving lyophilization. If our third-party manufacturers, including Roche, fail to deliver the required commercial quantities of bulk drug substance or finished drug product on a timely basis and at commercially reasonable prices, and we fail to promptly find one or more replacement manufacturers or develop our own manufacturing capabilities at a substantially equivalent cost and on a timely basis, the commercial development of our drug candidates could be delayed or otherwise materially and adversely affected.

         Our business is based on a novel technology called fusion inhibition, and unexpected side effects or other characteristics of this technology may delay or otherwise adversely affect the development, regulatory approval and/or commercialization of our drug candidates.

         The technology platform underlying our drug development program is novel because it is designed to discover drug candidates that treat viral infection by preventing the virus from fusing to and entering host cells that viruses use to reproduce themselves. The conventional approach to treating HIV, as represented by all currently-marketed anti-HIV drugs, is to inhibit specific viral enzymes that are necessary for HIV to replicate. We are not aware of any other approved anti-HIV pharmaceutical products that target the inhibition of viral fusion. As a result, existing preclinical and clinical data on the safety and efficacy of this technology are very limited. Although the most common adverse side effect reported with respect to T-20 to date has been mild to moderate local skin irritations at the site of injection, or injection site reactions, we may discover other unacceptable side effects during or after preclinical and clinical testing of our drug candidates, including side effects that may only become apparent after long-term exposure. We may also encounter technological challenges relating to these technologies and applications in our research and development programs that we may not be able to resolve. Any such unexpected side effects or technological challenges may delay or otherwise adversely affect the development, regulatory approval and/or commercialization of our drug candidates.

         Even if we are successful in developing a commercially viable drug, in order to become profitable we will need to maintain arrangements with third parties for the sale, marketing and distribution of our drug candidates or expend significant resources to develop these capabilities.

         We have no experience in sales, marketing or distribution of pharmaceuticals. To the extent we successfully commercialize T-20 and/or T-1249, we currently plan to rely on Roche for the sales, marketing and distribution of these drug candidates, in accordance with the marketing terms contained in our development and license agreement with Roche. Roche may terminate this agreement at any time with advance notice. If Roche failed to market our drug candidates adequately and we were unable to reach agreement with one or more other marketing partners, we would be required to develop internal sales, marketing and distribution capabilities. We may not be able to establish cost-effective sales, marketing or distribution capabilities or make arrangements with third parties to perform these activities on acceptable terms on a timely basis, if at all. This would have a material adverse effect on our business, financial condition, results of operations and the market price of our stock.

         Any sales, marketing or distribution arrangements we establish with other parties, including our agreement with Roche, may give those parties significant control over important aspects of the commercialization of our drugs, including:

     .   market identification;
     .   marketing methods;
     .   pricing;
     .   drug positioning;
     .   composition of sales force; and
     .   promotional activities.

         We may not be able to control the amount or timing of resources that Roche or any third party may devote to our drugs.

         The HIV virus is likely to develop resistance to some of our drug candidates, which could adversely affect demand for those drug candidates and harm our competitive position.

         As discussed in the section of this Form 8-K titled "Business," HIV is prone to genetic mutations that can produce strains of HIV resistant to particular drug treatments. HIV has developed resistance, in varying degrees, to each of the currently approved anti-HIV drug treatments. As a result, combination therapy, or the prescribed use of three or more anti-HIV drugs, has become the preferred method of treatment for HIV-infected patients, because in combination these drugs may prove effective against strains of the HIV virus that have become resistant to one or more drugs in the combination. In the clinical trials we have conducted to date, the HIV virus has demonstrated the ability to develop resistance to T-20, as it has with respect to all other currently-marketed anti-HIV drugs. If the HIV virus in a short time period develops resistance to any of our drug candidates when used in combination therapy, it would adversely affect demand for those drug candidates and harm our competitive position.

         Our stock price is highly volatile, and you may not be able to sell our shares at or above the price you pay to acquire our shares.

         Our stock price has fluctuated substantially since our initial public offering in October 1997. The equity securities of many companies, including equity securities of many other biotechnology and pharmaceutical companies, have experienced extreme fluctuations in trading price and volume in recent months. Often, these fluctuations are unrelated to the companies' operating performance. Our common stock may not trade at the same levels as other biotechnology or pharmaceutical stocks, and biotechnology and pharmaceutical stocks in general may not sustain their current market prices. Any or all of the following could cause the market price of our common stock to fluctuate significantly after this offering:

     . changes in financial estimates or investment recommendations for us or our industry by securities analysts;
     .   failure to meet clinical expectations of securities analysts or investors;
     . quarterly variations in our operating results, especially operating results that fall short of analysts' or investors' expectations in any given period;
     . market conditions in the biotechnology or pharmaceutical market or in the economy as a whole;
     . announcements by us or our competitors of new products, services, acquisitions, FDA actions, or strategic relationships;
     .   departures of key personnel;
     .   changes in business or regulatory conditions;
     .   the trading volume of our common stock; and
     . terrorist attacks, other attacks or acts of war that affect the markets on which our common stock trades, our drug candidates, our financial condition and our results of operations.

         We depend on patents and proprietary rights, which may offer only limited protection against infringement. If we are unable to protect our patents and proprietary rights, our assets and business could be materially harmed.

         Our success depends in part on our ability and the ability of our licensors to obtain, maintain and enforce patents and other proprietary rights for our drugs and technologies. Patent law relating to the scope of claims in the biotechnology field in which we operate is still evolving and surrounded by a great deal of uncertainty. Accordingly, we cannot assure you that our pending patent applications will result in issued patents. Because U.S. patent applications may be maintained in secrecy until a patent issues or is otherwise published, we cannot assure you that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology.

         Other companies, universities and research institutions have or may obtain patents and patent applications that could limit our ability to use, manufacture, market or sell our drug candidates or impair our competitive position. As a result, we may have to obtain licenses from other parties before we could continue using, manufacturing, marketing or selling our potential drugs. Those licenses may not be available on commercially acceptable terms, if at all. If we do not obtain required licenses, we may not be able to market our potential drugs at all or we may encounter significant delays in drug development while we redesign potentially infringing drugs or methods.

         In addition, although we own or exclusively license 20 issued United States patents, 21 pending United States patent applications, and corresponding foreign patents and patent applications, including issued patents and patent applications relating to T-20 and T-1249, the issuance of a patent is not conclusive as to its validity or enforceability, and third parties may challenge the validity or enforceability of our patents. We cannot assure you how much protection, if any, our patents will provide if we attempt to enforce them and/or if the patents are challenged in court or in other proceedings. It is possible that a competitor may successfully challenge our patents or that challenges will result in limitations of their coverage. In addition, the cost of litigation to uphold the validity of patents can be substantial. If we are unsuccessful in such litigation, third parties may be able to use our patented technologies without paying licensing fees or royalties to us.

         Moreover, competitors may infringe our patents or successfully avoid them through design innovation. To prevent infringement or unauthorized use, we may need to file infringement claims, which are expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or enforceable or may refuse to stop the other party from using the technology at issue on the grounds that its technology is not covered by our patents. Policing unauthorized use of our intellectual property is difficult, and we cannot assure you that we will be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.


         Recently, several generic drug-makers in countries such as India have offered to sell HIV drugs currently protected under United States patents to patients in Africa at prices significantly below those offered by the drugs' patent holders in other countries. There is a risk that these drugs produced by the generic drug-makers could be illegally imported into the United States and other countries at prices below those charged by the drugs' patent holders. If any of these actions occur with respect to our drugs, it could limit the amount we could charge for our drugs.

         In addition to our patented technology, we also rely on unpatented technology, trade secrets and confidential information. We may not be able to effectively protect our rights to this technology or information. Other parties may independently develop substantially equivalent information and techniques or otherwise gain access to or disclose our technology. We require each of our employees, consultants and corporate partners to execute a confidentiality agreement at the commencement of an employment, consulting or collaborative relationship with us. However, these agreements may not provide effective protection of our technology or information or, in the event of unauthorized use or disclosure, they may not provide adequate remedies.

         The occurrence of any of these risks could have a material adverse effect on our business, financial condition, results of operations and market price of our stock.

         We are subject to extensive and complex government regulation, including regulation by the FDA, which can entail significant costs and could delay, limit or prevent commercialization of our drug candidates.

         Our research and development activities, and the testing, development, manufacturing and commercialization of our drug candidates are subject to regulation by numerous governmental authorities in the United States and, to the extent that we may be engaged in activities outside of the United States, in other countries. In addition to proving to these authorities the safety and efficacy of our drug candidates through the clinical trial process, we must also prove that we and our clinical testing and manufacturing partners maintain good laboratory, clinical and manufacturing practices. In addition, the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other domestic and foreign statutes and regulations govern or affect the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of substances such as our drug candidates, as well as safe working conditions and the experimental use of animals. Noncompliance with applicable requirements can result in criminal prosecution and fines, recall or seizure of drugs, total or partial suspension of production, refusal of the government to approve product license applications, prohibitions or limitations on the commercial sale of drugs or refusal to allow us to enter into supply contracts. The FDA also has the authority to revoke product licenses and establishment licenses that it has previously granted. In addition, if compliance with these regulations proves more costly than anticipated, our financial condition and results of operations could be materially and adversely affected. We do not separately track as an accounting item the amounts we spend to comply with regulatory requirements, but the majority of our activities and expenditures to date, including our preclinical and clinical trial activities and expenditures, have been undertaken directly or indirectly in order to comply with applicable governmental regulations. Although it is impossible to predict with any degree of certainty the outcome of the regulatory approval process for our drugs, we believe that we currently are in compliance with applicable statutes, rules and regulations governing our research and development activities.

         A number of reasons, including those set forth below, may delay our regulatory submissions or cause us to cancel plans to submit proposed drug candidates for approval:

    .    unanticipated preclinical testing or clinical trial reports;
    .    changes in regulations, or the adoption of new regulations;
    .    unanticipated enforcement of existing regulations;
    .    unexpected technological developments; and
    .    developments by our competitors.


         We face intense competition in our efforts to develop commercially successful drugs in the biopharmaceutical industry. If we are unable to compete successfully, our business will suffer.

         We are engaged in segments of the biopharmaceutical industry, including the treatment of HIV, that are intensely competitive and change rapidly. We expect that new developments in the areas in which we are conducting our research and development will continue at a rapid pace in both industry and academia.

         If we successfully develop our drug candidates and gain regulatory approval for those drugs, they will compete with numerous existing therapies, as well as a significant number of drugs that are currently under development and will become available in the future for the treatment of HIV. For example:

     .   At least 17 anti-HIV drugs are currently approved in the United States for the treatment of HIV, including drugs produced by GlaxoSmithKline, DuPont Pharmaceuticals, Merck, Roche and Abbott Laboratories. None of these currently-approved drugs are viral fusion inhibitors.
     .   We believe that other companies may be currently engaged in research efforts to develop viral fusion inhibitors. To our knowledge, none of these potentially competing drug candidates have entered human clinical trials.
     .   Several companies, including Progenics Pharmaceuticals, Pfizer and
        Aronex Pharmaceuticals, are in early stage human clinical trials with anti-HIV drug candidates that target viral processes different from those targeted by currently approved anti-HIV drugs, and different from the viral fusion process that our drug candidates target.

         We expect to face intense and increasing competition in the future as these new drugs enter the market and advanced technologies become available. Even if we are able to successfully develop T-20 or T-1249 and either drug candidate receives regulatory approval, we cannot assure you that existing or new drugs for the treatment of HIV developed by our competitors will not be more effective, less expensive or more effectively marketed and sold, than T-20, T-1249 or any other drug treatment for HIV that we may develop.

         Many of our competitors have significantly greater financial, technical, human and other resources than we do. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. For example, Progenics Pharmaceuticals has entered into a collaborative agreement with Roche for the development of its anti-HIV technology platform. Furthermore, academic institutions, governmental agencies and other public and private research organizations are becoming increasingly aware of the value of their inventions and are more actively seeking to commercialize the technology they have developed.

         Our drugs may not achieve market acceptance.

         T-20 and T-1249 are peptides and are delivered once or twice daily by injection under the skin. All of the currently approved drug treatments for HIV are delivered orally. Even if T-20 or T-1249 receives regulatory approval, patients and physicians may not readily accept daily injections of an anti-HIV drug treatment, which would limit their acceptance in the market.

         Peptides are also expensive to manufacture, which could result in prices for T-20 and T-1249 that are above prices of currently approved anti-HIV drug treatments. Even if T-20 or T-1249 receives regulatory approval, physicians may not readily prescribe T-20 or T-1249, due to cost-benefit considerations when compared with other anti-HIV drug treatments. In addition, higher prices could also limit our ability to receive reimbursement coverage for our drugs from third-party payors, such as private or government insurance programs.

         Uncertainty relating to third-party reimbursement and health care reform measures could limit the amount we will be able to charge for our drugs and adversely affect our results of operations.

         In the United States and elsewhere, sales of prescription drugs depend, in part, on the consumer's ability to obtain reimbursement for the cost of the drugs from third-party payors, such as private and government insurance programs. Third-party payors are increasingly challenging the prices charged for medical products and services in an effort to promote cost containment measures and alternative health care delivery systems. Because of the high cost of the treatment of HIV, many state legislatures are also reassessing reimbursement policies for this therapy. If third-party payor reimbursements for any drugs we commercialize are not available or are not available at a level that will allow us or our potential collaborative partners to sell these drugs on a competitive basis, our results of operations will be materially and adversely affected. In addition, an increasing emphasis in the United States on the reduction of the overall costs of health care through managed care has increased and will continue to increase the pressure to reduce the prices of pharmaceutical products. The announcement and/or adoption of these types of proposals or efforts could also materially and adversely affect our business, since the amount of revenues that we may potentially be able to generate in the future for any products we may commercialize could affect an investor's decision to invest in us, the amount of funds we decide to spend now on our development and clinical trial efforts, and/or our decision to seek regulatory approval for certain product candidates.

         Recently, several major pharmaceutical companies have offered to sell their anti-HIV drugs at or below cost to certain countries in Africa, which could adversely affect the reimbursement climate, and the prices that may be charged, for HIV medications in the United States and the rest of the world. Third-party payors could exert pressure for price reductions in the United States and the rest of the world based on these offers to Africa. This price pressure could limit the amount that we would be able to charge for our drugs.

         If an accident or injury involving hazardous materials occurs, we could incur fines or liability, which could materially and adversely affect our business and our reputation.

         In our drug development programs, we use hazardous materials, including chemical, radioactive compounds and infectious disease agents, such as viruses and HIV-infected blood. We believe that our handling and disposal of these materials comply with the standards prescribed by state and federal regulations, but we cannot completely eliminate the risk of contamination or injury from these materials. If there were such a contamination, injury or other accident, we could be held liable for any damages or penalized with fines. Although our general liability insurance coverage may cover some of these liabilities, the amount of the liability and fines could exceed our resources. We currently maintain general liability insurance coverage in the amount of approximately $1 million per occurrence and $2 million in the aggregate.

         If the testing or use of our drug candidates harms people, we could face costly and damaging product liability claims far in excess of our liability and indemnification coverage.

         Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products, such as undesirable side effects or injury during clinical trials. In addition, the use in our clinical trials of drugs that we or our potential collaborators may develop and the subsequent sale of these drugs by us or our potential collaborators may cause us to bear a portion of product liability risks relating to these drugs.

         We have obtained an advanced medical technology policy which includes limited product liability insurance coverage for our clinical trials in the amount of $5 million per occurrence and $5 million in the aggregate. However, insurance coverage is becoming increasingly expensive and we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against potential liabilities. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for drug candidates in development, but we cannot assure you that we will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against our potential liabilities. Furthermore, our collaborators or licensees may not be willing to indemnify us against these types of liabilities and may not themselves be sufficiently insured or have a net worth sufficient to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage, or indemnification payments, that may be obtained by us could have a material adverse effect on our financial condition.

         Our quarterly operating results are subject to fluctuations. If our operating results for a particular period deviate from the levels expected by securities analysts and investors, it could adversely affect the market price of our common stock.

         Our operating results are likely to fluctuate over time, due to a number of factors, many of which are outside of our control. Some of these factors include:

     .   the status and progress of our collaborative agreement with Roche;
     .   the status of our research and development activities;
     . the progress of our drug candidates through preclinical testing and clinical trials;
     .   the timing of regulatory actions;
     . our ability to establish manufacturing, sales, marketing and distribution capabilities, either internally or through relationships with third parties;
     .   technological and other changes in the competitive landscape;
     . changes in our existing or future research and development relationships and strategic alliances; and
     .   the commercial viability of our drug candidates.

         As a result, we believe that comparing financial results for one period against another period is not necessarily meaningful, and you should not rely on our results of operations in prior periods as an indication of our future performance. If our results of operations for a period deviate from the levels expected by securities analysts and investors, it could adversely affect the market price of our common stock.

         If we lose any of our executive management or other key employees, we will have difficulty replacing them. If we cannot attract and retain qualified personnel on acceptable terms, the development of our drug candidates and our financial position may suffer.

         Because our business is very science-oriented and relies considerably on individual skill and experience in the research, development and testing of our drug candidates, we depend heavily on members of our senior management and scientific staff, including Dani P. Bolognesi, Ph.D., our Chief Executive Officer and Chief Scientific Officer. We have entered into employment agreements with Dr. Bolognesi, M. Nixon Ellis, Ph.D., our Executive Vice President and Chief Business Officer, and Robert R. Bonczek, our Chief Financial Officer and General Counsel. Unless earlier terminated in accordance with their terms, our employment agreements with each of Dr. Bolognesi, Dr. Ellis and Mr. Bonczek, respectively, automatically renew for a one or two year period at the end of the initial term of employment in each agreement. We have also entered into employment agreements with a few of our other key employees, but as a general matter we do not enter into employment agreements with our officers or employees.

         Future recruitment and retention of management personnel and qualified scientific personnel is also critical to our success. We cannot assure you that we will successfully attract and retain sufficient numbers of qualified personnel on acceptable terms given the competition among biotechnology, pharmaceutical and health care companies, universities and non-profit research institutions for experienced management personnel and scientists. If we cannot attract and retain a sufficient number of qualified personnel or if a significant number of our key employees depart, our drug development efforts and the timing and success of our clinical trials may be materially and adversely affected. Even if we do hire and retain a sufficient number of qualified employees, the expense necessary to compensate them may adversely affect our operating results. In addition, we rely on scientific advisors and other consultants to assist us in formulating our research and development strategy. These consultants are employed by other parties and may have commitments to, or advisory or consulting agreements with, other entities, which may limit their availability to us.

         Future sales of common stock by our existing stockholders or key management could adversely affect our stock price.

         As of January 18, 2002, approximately 17,414,381 shares of our common stock were outstanding. Approximately 17,191,000 of the currently outstanding shares are freely transferable without restriction or further registration under the Securities Act. The remainder of our outstanding shares are "restricted securities" which may be sold subject to the applicable limitations of Rule 144. In addition, as of January 18, 2002, options, warrants and other convertible securities convertible or exercisable into approximately 2,619,000 shares of common stock were outstanding and we had reserved an additional 983,000 shares of common stock under our stock option plans and employee stock purchase plan. The market price of our common stock could decline as a result of sales by our existing stockholders or key management of shares of common stock in the market, or the perception that these sales could occur. A reduction in the price of our common stock could reduce the value of your investment in us and impair our ability to raise capital through the sale of additional equity securities.

                                    SIGNATURE
                                    ---------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      TRIMERIS, INC.



                                      By: /s/ Dani P. Bolognesi
                                          --------------------------------------
                                          Dani P. Bolognesi
                                          Chief Executive Officer and Chief
                                          Scientific Officer

Dated: January 24, 2002